Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-259679) of Benson Hill, Inc.,
(2) Registration Statement (Form S-3 No. 333-268284) of Benson Hill, Inc.,
(3) Registration Statement (Form S-8 No. 333-263902) pertaining to the Benson Hill, Inc. 2021 Omnibus Incentive Plan, and
(4) Registration Statement (Form S-8 No. 333-266270) pertaining to the Benson Hill, Inc. 2022 Employee Stock Purchase Plan.

of our report dated March 14, 2024, with respect to the consolidated financial statements and financial statement schedule of Benson Hill, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Benson Hill, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 14, 2024